Exhibit 99

Barington Capital Group, L.P. Withdraws Director Nominations

PASADENA, Calif.--(BUSINESS WIRE)--February 18, 2010--Ameron International Corporation (NYSE:AMN) (the “Company”) today announced that this morning it received notice from Barington Capital Group, L.P. (“Barington”), an investment firm based in New York, indicating that Barington has withdrawn its notice of intention to nominate James A. Mitarotonda and Joseph R. Wright Jr. for election to the Company’s Board of Directors at the Company’s 2010 annual meeting of stockholders (the “Annual Meeting”). As previously announced, the Annual Meeting will be held on Wednesday, March 31, 2010, at 10:00 a.m. local time.

About Ameron International Corporation

The Company is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), the Company is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

Important Information

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the Annual Meeting. The Company will be filing a definitive proxy statement and accompanying proxy card shortly, which will be used to solicit votes in favor of, among other things, its director nominees. Stockholders are strongly advised to read the definitive proxy statement when it becomes available, as it will contain important information, including information regarding any interests of the directors and executive officers in the proposals that are the subject of the Annual Meeting. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at the Company’s Internet website at www.ameron.com or by writing to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, CA 91101.

Forward Looking Statements

Forward-looking statements in this press release speak only as of the date of this press release. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:
Ameron International Corporation
Gary Wagner, Senior Vice President and Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
626-683-4000